Exhibit 99.1 Earnings Release of December 3, 2010

HENNESSY ADVISORS, INC. ANNOUNCES ANNUAL EARNINGS OF $0.16 PER SHARE

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA) today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.16 for the fiscal year ended September 30, 2010. Earnings increased over 633% versus the prior fiscal year, which were a loss of $(0.03) per share. The increase in earnings is attributable to assets under management as well as a reduction in fixed costs. While total assets under management decreased slightly from the beginning of fiscal year 2010 to the end ($923 million on Sept. 30, 2009 to $892 million on Sept. 30, 2010), the average level of assets during the entire year was $903 million. By comparison, during fiscal year 2009 assets averaged $713 million over the entire year.

“We are very pleased to announce that the company has returned to profitability, with strong earnings for fiscal 2010 following a small loss per share in 2009,” said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. “Our balance sheet remains strong, we continued to pay our annual dividend and we initiated a stock buyback program this year,” he added.

“Hennessy Advisors is made up of a strong team of professionals who work together for the common goal of serving our long-term shareholders. We will continue to build on past successes, seek acquisitions and pursue strategic marketing and sales opportunities,” said Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2009	Sept. 30, 2008	$ Change	% Change
Total Revenue	$5,812,632	$10,275,043	$(4,262,411)	-43.4%
Net Income (Loss)	$(195,349)	$1,611,434	$(1,803,783)	-112.1%
Earnings (Loss) per share diluted	$(0.03)	$0.28	$(0.31)	-110.7%
Weighted Average number of shares outstanding	5,673,628	5,748,279	(74,651)	-1.3%

At Period Ending Date	Sept. 30, 2009	Sept. 30, 2008	$ Change	% Change
Mutual Fund Assets Under Management	$923,404,609	$876,069,040	$47,335,569	5.4%
Total Debt, including current portion	$1,950,000	$6,508,694	$(4,558,694)	-70.0%
Retained Earnings	$14,800,724	$15,513,537	$(712,813)	-4.6%

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About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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